Exhibit 10

VOLUNTARY SEPARATION AGREEMENT AND RELEASE

In consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby mutually acknowledged, Allstate Insurance Company, its subsidiaries, parents and affiliates (“Allstate”), on its own behalf and on behalf of its officers, directors, agents, servants, employees, stockholders and assigns, and all other persons, firms, associations and corporations jointly or severally liable with it, and Joseph P. Lacher, Jr.  (“Mr. Lacher “) formerly an employee of Allstate, do hereby enter into this Voluntary Separation Agreement and Release (“Agreement”) and do hereby mutually covenant and agree as follows:

1.                                    As of the close of business on July 17, 2011, Mr. Lacher’s employment with Allstate terminated.  Mr. Lacher shall be entitled to paid time off earned but not taken as of July 17, 2011 and shall be entitled to no further compensation, severance, long term disability coverage, salary, wage, bonus, equity or other grants, paid time off or other form of remuneration or consideration except as hereinafter set forth in paragraph 3 of this Agreement.  For the avoidance of doubt, Mr. Lacher shall be entitled to receive (i) salary earned prior to July 18, 2011 and (ii) unreimbursed expenses.

2.                                    Nothing in this Agreement may be read to alter or amend any terms or conditions of Mr. Lacher’s employment with Allstate other than those specified in this Agreement.  All other employment policies continue in effect with regard to Mr. Lacher’s employment.

3.                                    Allstate shall pay to Mr. Lacher the lump sum amount of Three Hundred Sixty-five Thousand and 00/100 dollars ($365,000.00), subject to federal, state, FICA, and other applicable tax deductions, on or before September 15, 2011.  In addition, Allstate shall pay Mr. Lacher the lump sum of Three Hundred Sixty-five Thousand and 00/100 dollars ($365,000.00), subject to federal, state, FICA, and all other applicable tax deductions, on January 15, 2012.  Each of the above payments is a separate payment for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).

4.                                    By accepting payments under this Agreement, Mr. Lacher is waiving any entitlement he believes he has to benefits that may otherwise be available under the Allstate Severance Pay Plan and the Change of Control Employment Agreement among The Allstate Corporation, Allstate Insurance Company and Joseph P. Lacher, Jr.

5.                                    Should Mr. Lacher die after the effective date of this Agreement, and on or before all payment has been made pursuant to paragraph 3, such payment shall be paid in a lump sum to Mr. Lacher’s estate on the above scheduled payment dates.

6.                                    Any stock options awarded to Mr. Lacher and scheduled to vest shall vest subject to the terms of his respective Option Award Agreements(s).  Any Allcorp restricted stock awarded to Mr. Lacher and scheduled to unrestrict shall unrestrict subject to the terms of his respective Restricted Stock Award Agreement.  Any stock options that have been previously awarded and have not vested and any Allcorp restricted stock that has not unrestricted by the termination date shall be forfeited.

7.                                    Mr. Lacher shall not remain eligible to receive any cash bonus under Allstate’s Annual Executive Incentive Plan (“AIP”) for the 2011 performance year.

8.                                    Mr. Lacher has held a position of trust and confidence with Allstate and possesses and has had access to highly valuable, confidential and/or proprietary information (“Confidential Information”).  This term shall be interpreted broadly to include all information of any sort (whether merely remembered or embodied in a tangible medium) that:  (i) is related to Allstate’s business; and (ii) is not generally or publicly known.  It includes, without limitation, customer, employee and supplier information; sales, financial, business, and new product development plans; information about Allstate software, hardware and other technologies, trade secrets, financial results, copyrights, data files, and other proprietary information, regardless of media or form.  Mr. Lacher agrees that such Confidential Information is the property of Allstate and its confidentiality and integrity must be respected.  Mr. Lacher shall return all company property and all copies, including but not limited to, files, data studies, software, plans and equipment and whether or not containing Confidential Information, to Allstate on or before July 17, 2011.  Mr. Lacher shall not (i) disclose, cause or permit disclosure of the Confidential Information nor (ii) make any use of the Confidential Information for himself or others except as required by law or approved in writing by Allstate and shall notify Allstate promptly should he become aware of any unauthorized disclosure of such information.  Mr. Lacher acknowledges that unauthorized use or disclosure of Confidential Information may lead to serious and irreparable damage to Allstate, and agrees that Allstate may take any action at Allstate’s discretion to protect Confidential Information.  Such action may include the discontinuation of any and all payments still due and owing under this Agreement.

Notwithstanding anything contained in this Agreement to the contrary, Confidential Information shall not include Confidential Information disclosed to Mr. Lacher’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Mr. Lacher’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any Confidential Information by an Exempt Person shall be deemed to be a breach of this paragraph 8 by Mr. Lacher.

The parties to this Agreement recognize that irreparable harm would result from any breach by Mr. Lacher of any of the covenants contained in paragraph 8 and that monetary damages alone would not provide adequate relief for any such breach.  Accordingly, in the event of a breach or threatened breach of any of the covenants contained in paragraph 8, Mr. Lacher acknowledges and agrees that Allstate shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of such covenants (without posting a bond or other security).  Moreover, Mr. Lacher acknowledges and agrees that any award of injunctive relief shall not preclude Allstate from seeking or recovering any lawful compensatory damages which may have resulted from a breach of any of the covenants contained in paragraph 8.

In addition, Mr. Lacher agrees to promptly disclose to Allstate any ideas, inventions, discoveries, improvements, methods of doing business, processes, products, information, software, trademarks, or trade secrets that were conceived, developed or reduced to practice by Mr. Lacher, either solely or jointly with others, at any point during his Allstate employment, whether or not they are patentable, copyrightable or subject to trademark or trade secret protection (“Allstate Developments”).  All Allstate Developments shall be the sole and exclusive property of Allstate, and Mr. Lacher agrees to assign and does hereby assign them to Allstate.  Each copyrightable Allstate Development prepared in whole or part by Mr. Lacher during the course of his employment with Allstate shall either be deemed a “work made for hire” under the copyright laws, and Allstate shall own the entire copyright in each such copyrightable Allstate Development or, if not deemed a “work made for hire,” he agrees to assign and does hereby assign such Allstate Developments to Allstate.

At Allstate’s expense, Mr. Lacher will reasonably cooperate with Allstate in patenting, registering, maintaining, enforcing and defending such Allstate Developments.  Allstate shall own any records made by Mr. Lacher relating to Allstate Developments or the creation thereof.

9.                                    In return for the consideration set forth in this Agreement, which Mr. Lacher would not be entitled to if he did not voluntarily enter into this Agreement, Mr. Lacher for himself, his heirs, representatives, administrators, and assigns does hereby release and forever discharge Allstate, its officers, directors, agents, servants, employees, stockholders and assigns, its subsidiaries, parents and affiliates, and all other persons, firms, associations and corporations who are or may be jointly or severally liable with it, of and from any and all claims, demands, actions and causes of action, whether presently known or unknown, arising from, or in any way related to, Mr. Lacher’s employment with Allstate and the termination of it, from the beginning of time to the date this Agreement is executed; including, but not limited to, such rights and claims Mr. Lacher has or may have under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 (e), et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981, et seq., the Americans with Disabilities Act, 42 U.S.C. § 1201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq.; the Family Medical Leave Act, 29 U.S.C. §2601 et seq.; Employment Retirement Security Act of 1974 (“ERISA”), 29 U.S.C. §201 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; Federal Executive Order 11246; the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Whistleblower Protection Statutes, 10 U.S.C. §2409, 12 U.S.C. §1831j, 31 U.S.C. §5328, 41 U.S.C. §265; the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act; and/or any other similar federal, state or local statute, law, ordinance, regulation or order.

10.                            In addition to the foregoing, Mr. Lacher does hereby expressly waive any and all rights or claims which he has or may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) or any similar law or rule of any other jurisdiction, to the full extent that he may waive such rights and claims pertaining to the matters released herein.  The Age Discrimination in Employment Act of 1967 provides, in pertinent part, as follows:

It shall be unlawful for an employer--

(1) to fail or refuse to hire or to discharge any individual or otherwise discriminate against any individual with respect to his compensation, terms, conditions, or privileges of employment, because of such individual’s age;

(2) to limit, segregate, or classify his employees in any way which would deprive or tend to deprive any individual of employment opportunities or otherwise adversely affect his status as an employee, because of such individual’s age; or

(3) to reduce the wage rate of any employee in order to comply with this chapter.

29 U.S.C. § 623(a).  Mr. Lacher further understands that Allstate reserves the right to set off the sums paid to him by Allstate as consideration for this Agreement against any recovery received by Mr. Lacher in the event he pursues any action, proceeding, complaint, or charge, as proscribed herein.

11.                            Further, Mr. Lacher releases and forever discharges Allstate from any and all other demands, claims, causes of action, obligations, agreements, promises, representations, damages, suits and liabilities whatsoever, both known or unknown, in law or in equity up to the date that this Agreement is executed.  Mr. Lacher further promises, agrees and covenants not to file any lawsuit, of any nature whatsoever against Allstate with any federal, state or local court with regard to any claim or cause of action which he has or may have had, known or unknown, arising prior to the date of this Agreement that is subject to Mr. Lacher’s release of claims.  However, nothing contained in this paragraph  or in this Agreement shall release any claims (i) that Mr. Lacher may have to enforce the terms of this Agreement, (ii) by Mr. Lacher for Allstate to indemnify Mr. Lacher for his acts as an officer or director of Allstate or any of its affiliates in accordance with the bylaws of Allstate and the policies and procedures of Allstate that are presently in effect as of the date hereof, (iii) by Mr. Lacher and/or his eligible beneficiaries under any existing welfare, retirement or other fringe-benefit plan or program of Allstate in which Mr. Lacher and/or such dependents were participants as of the date hereof, and (iv) arising after the date of Mr. Lacher’s execution of this Agreement or under the above laws after the date of Mr. Lacher’s termination of employment.

Allstate releases and forever discharges Mr. Lacher from any and all demands, claims, causes of actions, obligations, agreements, promises, representations, damages, suits and liabilities whatsoever, both known or unknown, in law or in equity, up to the date that this Agreement is executed.  Allstate further promises, agrees and covenants not to file any lawsuit, of any nature whatsoever against Mr. Lacher with any federal, state or local court with regard to any claim or cause of action which it has or may have had, known or unknown, arising prior to the date of this Agreement that is subject to Allstate’s release of claims.  However, nothing contained in this paragraph or in this Agreement shall release any claims that Allstate may have against Mr. Lacher as a result of Mr. Lacher’s (i) willful misconduct, (ii) material breach of fiduciary duty, or (iii) felonious act.

12.                            The parties agree that Mr. Lacher will not encourage or assist any employee of Allstate and/or other person(s) or entity(ies) in litigating claims or filing administrative charges against Allstate, and/or those released in this Agreement unless required to provide testimony or documents pursuant to a lawful subpoena or as otherwise required by law.  However, nothing in this Agreement shall be interpreted as interfering with the protected right of an employee to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC. Mr. Lacher is, however, waiving the right to recover any money in connection with such a charge or investigation. Mr. Lacher covenants and agrees to provide written notice of any subpoena, notice or command to Michele Mayes, or her successor as General Counsel, at Allstate Insurance Company, 2775 Sanders Road, Suite F7, Northbrook, IL  60062.  Mr. Lacher shall provide said notice by overnight mail, return receipt requested, within three (3) calendar days of his receipt of the subpoena, notice, request for information or other command.  Mr. Lacher further understands that Allstate reserves the right to setoff the sums paid to him by Allstate as consideration for this Agreement against any recovery received by Mr. Lacher in the event he pursues any action, proceeding, complaint or charge, as proscribed in this Agreement.

13.                            Mr. Lacher agrees to make himself reasonably available to reasonably cooperate with Allstate in any Allstate internal investigation or administrative, regulatory, or judicial proceeding in which he is or may be witness.  Subject to Mr. Lacher’s business schedule, which overrides the requirements of this paragraph 13 to the extent permitted by a judge or hearing officer, such cooperation by Mr. Lacher is understood to include, but not be limited to, making himself available to Allstate upon reasonable notice for interviews and factual investigations, appearing at Allstate’s request for the purpose of giving testimony without requiring service of a subpoena or other legal process, volunteering to Allstate pertinent information, and turning over to Allstate all relevant documents which are or may in the future come into Mr. Lacher’s possession.  In the event that Allstate asks for Mr. Lacher’s cooperation in accordance with this paragraph, Allstate agrees to promptly reimburse Mr. Lacher for reasonable travel expenses, including lodging and meals, upon submission of receipts to Allstate for such expenses and shall promptly pay him at an hourly rate equivalent to his final base compensation at Allstate if such cooperation exceeds more than four hours.  Nothing herein shall be construed to require anything other than truthful testimony by Mr. Lacher.

14.                            Until July 17, 2012, Mr. Lacher agrees that he shall not, directly or indirectly:

(i)         encourage any employee or agent of Allstate to terminate his or her relationship with Allstate;

(ii)        employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of any employee or agent of Allstate, or cause or encourage any person to do any of the foregoing.  However, this paragraph shall not apply to any individual who (x) was involuntarily terminated by Allstate, (y) voluntarily left the employ of Allstate, in the absence of any solicitation to do so by Mr. Lacher, at least 60 days prior to such employment by Mr. Lacher, or (z) is employed by a company that employs Mr. Lacher but which Mr. Lacher had no involvement in such employment.

(iii)       establish, or take preliminary steps to establish, a business with, or encourage others to establish, or take preliminary steps to establish, a business with, any employee or exclusive agent independent contractor of Allstate; or

(iv)       interfere with the relationship of Allstate with, or endeavor to entice away from Allstate, any person who or which at any time since Mr. Lacher’s hire date was or is a material customer or material supplier of, or maintained a material business relationship with, Allstate.  For purposes of this paragraph, “material” means greater than $1 million annually.

15.                          Until January 15, 2012, Mr. Lacher agrees that he will not, except as a passive investor in publicly held companies, engage in, own or control an interest in, or act as a principal, director, officer or employee of any firm or corporation directly engaged in any venture or business competitive with the property and casualty insurance business of Allstate anywhere in the United States.  Until July 17, 2012, Mr. Lacher agrees that he will not, either directly or indirectly, serve as a consultant to any of the companies listed in Attachment A to this Agreement.  In the event that Allstate learns of a breach by Mr. Lacher of this paragraph after Allstate has made payment under paragraph 3 of this Agreement, it has the right to recoup from Mr. Lacher any such payments.

16.                            Allstate agrees that if Mr. Lacher is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of Allstate or is or was serving at the request of Allstate as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Mr. Lacher’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Mr. Lacher shall be indemnified by Allstate to the fullest extent legally permitted or authorized by Allstate’s bylaws in effect as of the date of the termination of Mr. Lacher’s employment against all expense and liability (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Mr. Lacher in connection therewith, and such indemnification shall continue as to Mr. Lacher even if he has ceased to be a director, member, employee or agent of Allstate or other entity and shall inure to the benefit of his heirs, executors and administrators.  Allstate shall advance to Mr. Lacher all reasonable expenses incurred by him in conjunction with a Proceeding in accordance with the procedure provided for in Allstate’s by-laws.  Such request shall include an undertaking by Mr. Lacher to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

17.                            In no event shall Mr. Lacher be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement or otherwise, and such amounts shall not be reduced whether or not Mr. Lacher obtains other employment.  There shall be no offset against any amounts due to Mr. Lacher under this

Agreement on account of any compensation attributable to any subsequent employment that he may obtain.

18.                            Allstate will ensure that all amounts paid to Mr. Lacher fully comply with Section 409A so that Mr. Lacher will not be subject to any tax (including interest and/or penalties) under Section 409A.

Notwithstanding anything contained in this Agreement to the contrary, if Mr. Lacher is a “specified employee” (determined in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date of termination, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Mr. Lacher to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of termination shall be paid or provided to Mr. Lacher in a lump sum cash payment to be made on the earlier or (x) Mr. Lacher’s death or (y) the first business day of the seventh calendar month immediately following the month in which the date of termination occurs.

19.                            Except as otherwise provided in this Agreement, all notices, requests, and other communications under the Agreement shall be in writing and sent via overnight mail (signature required) as follows:

To Mr. Lacher:	At Employee’s home address

With a copy to:	Stewart Reifler, Esq.

To Allstate:	Jim DeVries

With a copy to:	Michele Mayes

The parties agree to notify each other promptly of any change in mailing address.

20.                            Allstate and Mr. Lacher agree that Mr. Lacher may revoke this Agreement if, within seven (7) calendar days from the date this Agreement is executed, Mr. Lacher provides written notice to Jim DeVries, Executive Vice President and Chief Administrative Officer, Allstate Insurance Company, 2775 Sanders Road, Suite F8, Northbrook, Illinois, 60062, of his intention to revoke the Agreement.  Accordingly, this Agreement shall not become effective or enforceable until seven (7) calendar days have passed after its execution.

21.                            Mr. Lacher and Allstate further warrant and acknowledge that Mr. Lacher was given 21 calendar days from the date this Agreement was presented to him in which to consider this Agreement prior to its execution.  It is further acknowledged that Mr. Lacher was advised in writing to consult with an attorney prior to executing this Agreement.  Mr. Lacher and Allstate further warrant and acknowledge that they have each read, reviewed, and fully considered the terms of this Agreement, have made such investigation of the facts pertinent hereto as each deems necessary and appropriate, and fully understand the terms and effect of this Agreement and execute the same freely of their own accord.  Mr. Lacher and Allstate hereby acknowledge that the terms of this Agreement are contractual and not a mere recital, and are the result of mutual consent to, and understanding of, the terms of this Agreement.  This Agreement contains the entire agreement between the parties, and each acknowledges that there are no other agreements or understandings between them except as expressly provided for in this Agreement.  This Agreement is to be governed by the law of the State of Illinois.

22.                            Mr. Lacher shall not make any remarks disparaging the conduct or character of Allstate, or any of its respective subsidiaries, affiliates, agents, managers, employees, officers, directors, successors, or assigns.  Mr. Lacher agrees and promises that he will not defame, criticize or make any negative remark, written or oral, to any person or entity relating to Allstate, his employment with Allstate, or his termination of employment from Allstate.  Mr. Lacher further agrees that should he violate this provision, Allstate shall have the right to pursue any and all remedies which may be available to it, whether legal, equitable or otherwise.  Mr. Lacher further acknowledges that Allstate’s right to recover any remedy under this provision does not preclude Allstate from exercising any and all remedies available to it for any violation or breach of any other term, condition or provision of this Agreement.

No member of the Allstate Nondisparagement Group, defined as (i) all Allstate corporate entities and (ii) all employees of Allstate Insurance Company who are members of Allstate’s Senior Leadership Team, shall make any remarks disparaging the conduct or character of Mr. Lacher.  All members of the Allstate Nondisparagement Group agree and promise that they will not defame, criticize or make any negative remark, written or oral, to any person or entity relating to Mr. Lacher, his employment with Allstate, or his termination of employment from Allstate.  All members of the Allstate Nondisparagement Group further agree that should they violate this provision, Mr. Lacher shall have the right to pursue any and all remedies which may be available to him, whether legal, equitable or otherwise.  All members of the Allstate Nondisparagement Group further acknowledge that Mr. Lacher’s right to recover any remedy under this provision does not preclude him from exercising any and all remedies available to him for any violation or breach of any other term, condition or provision of this Agreement.

23.                            Except as provided below with regards to paragraphs 9, 10, 11, and 12, Mr. Lacher and Allstate agree and understand that should any provision, term or condition of this Agreement be declared illegal, void or unenforceable, it shall be severed.  The remaining terms, provisions and conditions shall remain in full force and effect and shall remain binding on Mr. Lacher and Allstate.  If any of the paragraphs 9-12 are declared illegal, void or unenforceable because of any action undertaken by Mr. Lacher, the remaining terms, provisions and conditions shall remain in full force and effect and shall remain binding on Mr. Lacher and Allstate with the exception that Mr. Lacher shall be required to return to Allstate all benefits paid to him under this Agreement from the date that this Agreement was executed.

24.                            Mr. Lacher and Allstate hereby agree and understand that this Agreement contains the complete and entire agreement between Mr. Lacher and Allstate concerning the terms, provisions and conditions of this Agreement.  Mr. Lacher and Allstate further agree and understand that the terms, provisions and conditions of this Agreement may not be altered or modified except by a subsequent writing signed by Mr. Lacher and a duly authorized agent of Allstate.

25.                            This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, administrators, representatives, executors, successors and assigns.

26.                            This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile or email shall be deemed effective for all purposes to the extent permitted under applicable law.

I HAVE READ THIS VOLUNTARY SEPARATION AGREEMENT AND RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, I SIGN IT AS MY FREE ACT AND DEED.

REMAINDER OF PAGE LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement on this 2 day of September, 2011.

/s/ Joseph P. Lacher, Jr.
JOSEPH P. LACHER, JR.
9/2/2011
Date

ALLSTATE INSURANCE COMPANY

By:	/s/ James D. DeVries

ATTACHMENT A

American Family

Farmers

GEICO

Nationwide

Progressive

State Farm

USAA